As filed with the Securities and Exchange Commission on September 29, 2003

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

KYOCERA KABUSHIKI KAISHA

(Exact Name of Registrant as Specified in Its Charter)

KYOCERA CORPORATION

(Translation of Registrant’s name into English)

Japan	None
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6, Takeda, Tobadono-cho

Fushimi-ku

Kyoto, Japan 612-8501

(81-75-604-3500)

(Address of Principal Executive Offices)

KYOCERA 2003 STOCK OPTION PLAN

(Full Title of the Plan)

Kyocera International Inc.

6611 Balboa Avenue

San Diego, CA 92123

(858) 576-2600

(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee (1)

Common Stock	90,000 shares	$70.76	$6,368,400	$515.21

(1)	The proposed maximum offering price per unit was derived, pursuant to Rule 457(h), from the price at which an option may be exercised, ¥7,900 per share, translated into dollars based on an exchange rate of ¥111.65 per dollar, the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on September 23, 2003.

PART I

Item 1.	PLAN INFORMATION

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2.	REGISTRANT INFORMATION AND EMPLOYEE ANNUAL INFORMATION

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, or sections of documents, as applicable, filed by Kyocera Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and made a part hereof:

(1) The Registrant’s annual report on Form 20-F for the fiscal year ended March 31, 2003 (the “2003 Form 20-F”); and

(2) Any report on Form 6-K submitted by the Registrant to the Commission prior to termination of this registration statement and identified by the Registrant as being incorporated by reference in this registration statement.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. In addition, any report on Form 6-K submitted by the Registrant to the Commission during such period and identified by the Registrant as being incorporated by reference in this registration statement shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of submission of such report.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Articles 254 and 280 of the Commercial Code of Japan (the “Commercial Code”) make the provisions of Section 10, Chapter 2, Book III of the Civil Code of Japan applicable to the relationship between the Registrant and its directors and corporate auditors, respectively. Section 10, among other things, provides in effect that:

(1) Any director or corporate auditor of the Registrant may demand advance payment of expenses which are considered necessary for the management of the affairs of the Registrant entrusted to him;

(2) If a director or a corporate auditor of the Registrant has defrayed any expenses which are considered necessary for the management of the affairs of the Registrant entrusted to him, he may demand reimbursement therefor and interest thereon after the date of payment from the Registrant;

(3) If a director or a corporate auditor has assumed an obligation necessary for the management of the affairs of the Registrant entrusted to him, he may require the Registrant to perform it in his place or, if it is not due, to furnish adequate security; and

(4) If a director or a corporate auditor, without any fault on his part, sustains damage through the management of the affairs of the Registrant entrusted to him, he may demand compensation therefor from the Registrant.

Under Article 279-2 of the Commercial Code, the Registrant may not refuse a demand from a corporate auditor referred to in subparagraphs (1) through (3) above unless the Registrant establishes that the relevant expense or obligation was or is not necessary for the performance of the corporate auditor’s duties.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS*

4.1	Articles of Incorporation of the Registrant**

4.2	Share Handling Regulations of the Registrant**

4.3	Specimen common stock certificate of the Registrant***

23.1	Consent of PricewaterhouseCoopers

24.1	Power of Attorney (included in the signature page)

*	Exhibits required by Items 601(b)(5), 601(b)(15) and 601(b)(99) of Regulation S-K have been omitted because they are not applicable.
**	Incorporated by reference to Exhibits 1.1 and 1.2, respectively, to the 2003 Form 20-F.
***	Incorporated by reference to Exhibit 2.1 to the Registrant’s annual report on Form 20-F for the fiscal year ended March 31, 2001 (the “2001 Form 20-F”).

Item 9.	UNDERTAKINGS

(1)	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filin g of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kyoto, country of Japan on September 29, 2003.

KYOCERA CORPORATION

By:	/s/ YASUO NISHIGUCHI
Name:	Yasuo Nishiguchi
Title:	President and Representative Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the following capacities on September 29, 2003.

Each person whose signature appears below authorizes Michihisa Yamamoto as attorney-in-fact, to sign any amendment, including post-effective amendments, to this registration statement on his behalf, individually and in each capacity stated below, and to file any such amendment.

Signature	Title

Kazuo Inamori	Chairman Emeritus of the Board of Directors

Kensuke Itoh	Chairman of the Board and Representative Director

/s/ YASUO NISHIGUCHI Yasuo Nishiguchi	President and Representative Director (Principal Executive Officer)

/s/ MASAHIRO UMEMURA Masahiro Umemura	Executive Vice President and Representative Director

/s/ MICHIHISA YAMAMOTO Michihisa Yamamoto	Executive Vice President and Representative Director

/s/ YUZO YAMAMURA Yuzo Yamamura	Director

/s/ NAOYUKI MORITA Naoyuki Morita	Director

/s/ KOJI SEKI Koji Seki	Director

/s/ NOBORU NAKAMURA Noboru Nakamura	Director

/s/ ISAO KISHIMOTO Isao Kishimoto	Director

/s/ HISAO HISAKI Hisao Hisaki	Managing Executive Officer and Director

/s/ RODNEY N. LANTHORNE Rodney N. Lanthorne	Director (Authorized Representative in the United States)

John S. Gilbertson	Director

/s/ HIDEKI ISHIDA Hideki Ishida	Managing Executive Officer (Principal Financial Officer)

/s/ MASAKAZU MITSUDA Masakazu Mitsuda	Executive Officer (Principal Accounting Officer)

EXHIBIT INDEX*

Number	Description

4.1	Articles of Incorporation of the Registrant**

4.2	Share Handling Regulations of the Registrant**

4.3	Specimen common stock certificate of the Registrant***

23.1	Consent of PricewaterhouseCoopers

24.1	Power of Attorney (included in the signature page)

*	Exhibits required by Items 601(b)(5), 601(b)(15) and 601(b)(99) of Regulation S-K have been omitted because they are not applicable.
**	Incorporated by reference to Exhibits 1.1 and 1.2, respectively, to the 2003 Form 20-F.
***	Incorporated by reference to Exhibit 2.1 to the 2001 Form 20-F.